Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-1

(Form Type)

ODDITY TECH LTD.

(Exact Name of Registrant as Specified in the Articles of Association)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Ordinary Shares, par value NIS 0.001 per share	457(a)	1,815,789	$35.00	$63,552,615(2)	$110.20 per $1,000,000	$7,003.50
			Net Fee Due				$7,003.50(3)

(1)	Represents only the additional number of shares being registered and includes 236,842 additional Class A ordinary shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form F-1 (File No. 333-272890), as amended (the “Prior Registration Statement”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Prior Registration Statement having a proposed maximum aggregate offering price of $411,578,874, which was declared effective by the Securities and Exchange Commission on July 18, 2023. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $63,552,615 is hereby registered, which includes the additional Class A ordinary shares that the underwriters have the option to purchase.